Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Mawson Infrastructure Group Inc. of our report dated March 29, 2024, relating to the consolidated financial statements of Mawson Infrastructure Group Inc., appearing in the Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Wolf & Company, P.C.

Wolf & Company, P.C.
Boston, Massachusetts
February 21, 2025